EXHIBIT 99.1

Contacts:	Dan McClain (Media)
(310) 201-3335

Gaston Kent (Investors)
(310) 201-3423

Northrop Grumman Reports First Quarter 2006 Results

Earnings per Share from Continuing Operations of $1.02

Income from Continuing Operations of $357 Million

Contract Acquisitions a Record $12.3 Billion

2006 Guidance for Earnings per Share of $4.25 to $4.40 Reaffirmed

2006 Guidance for Cash from Operations of $2.3 to $2.6 Billion Reaffirmed

LOS ANGELES – Apr. 25, 2006 — Northrop Grumman Corporation (NYSE: NOC) reported first quarter 2006 income from continuing operations of $357 million, or $1.02 per diluted share, compared with $398 million, or $1.08 per diluted share, for the same period of 2005. First quarter 2005 income from continuing operations included an after-tax gain of $45 million, or $0.12 per diluted share, from the sale of TRW Automotive common stock. First quarter 2006 sales decreased to $7.2 billion from $7.5 billion in the first quarter of 2005, due to lower sales in the company’s Ships business.

“As expected, our first quarter includes strong operating performances from Information & Services, Aerospace and Electronics. At Ships, we continue to progress toward pre-Katrina production levels,” said Ronald D. Sugar, Northrop Grumman chairman, chief executive officer and president. “Contract bookings during the quarter were a record $12.3 billion. Based on this strong start, we continue to expect double-digit growth in earnings per share and substantial cash generation in 2006.”

The company’s first quarter 2006 segment operating margin increased to $644 million from $638 million in first quarter of 2005. First quarter 2006 segment operating

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	2

margin reflects higher operating margin in Information & Services, Electronics and Aerospace, partially offset by lower operating margin in Ships.

Unallocated expenses for the 2006 first quarter increased to $35 million from $27 million in the same period of 2005. Operating margin was unchanged at $595 million.

Other income/expense for the 2006 first quarter decreased to an expense of $1 million from income of $82 million in the prior year period. First quarter 2005 included a pre-tax gain of $70 million from the sale of approximately 7.3 million shares of TRW Automotive common stock.

The effective tax rate applied to income from continuing operations for the 2006 first quarter was 30.9 percent compared with 33.2 percent in the 2005 first quarter.

Net income for the 2006 first quarter declined to $358 million, or $1.02 per diluted share, from $409 million, or $1.11 per diluted share, for the same period of 2005. First quarter 2005 net income included the $45 million after-tax gain from the TRW Automotive common stock sale and an $11 million after-tax gain from the sale of Teldix GmbH. Earnings per share are based on weighted average diluted shares outstanding of 350.8 million for the first quarter of 2006 and 367 million for the first quarter of 2005.

Contract acquisitions increased to $12.3 billion in the first quarter of 2006 from $7.8 billion for the same period of 2005. The increase includes the impact of contract acquisitions delayed from the 2005 fourth quarter by the delay in the passage of the 2006 defense budget, as well as several significant new business awards. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $58 billion at Mar. 31, 2006 compared with $56.3 billion at Dec. 31, 2005.

Cash Measurements, Debt and Share Repurchases

Net cash used by operating activities in the first quarter of 2006 totaled $115 million compared with net cash provided by operating activities of $263 million in the first quarter of 2005. Capital spending totaled $173 million in the 2006 first quarter, including $54 million for Hurricane Katrina damage repair at Ships, compared with total capital spending of $197 million in the 2005 first quarter. During the 2006 first quarter, insurance recoveries related to hurricane damage, repair and restoration totaled $54 million.

Cash and cash equivalents declined to $373 million at Mar. 31, 2006 from $1.6 billion at Dec. 31, 2005. During the first quarter of 2006 the company reduced total debt by approximately $430 million and repurchased $787 million (including approximately 11.6 million shares under an Accelerated Share Repurchase agreement) of its common stock. Since the inception of its share repurchase programs in August of 2003, the company has retired approximately 53 million shares of its common stock for approximately $3 billion. Weighted average diluted shares outstanding declined to 350.8

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	3

million for the first quarter of 2006 compared with 367 million for the first quarter of 2005, and common shares outstanding totaled 343.3 million at Mar. 31, 2006. Under the most recent $1.5 billion share repurchase authorization announced in Oct. 2005, approximately $213 million remains. The company intends to complete the repurchase of shares under the current authorization by the end of 2006.

2006 Guidance

For 2006, the company continues to expect sales of approximately $31 billion, earnings per share from continuing operations of $4.25 to $4.40 and cash from operations of $2.3 billion to $2.6 billion.

Business Results

As was previously announced, beginning with the first quarter of 2006 the company has implemented enhancements in the reporting of its financial results. Effective Jan. 1, 2006, the company established a new reportable segment, Technical Services, to leverage existing business strengths and synergies in logistics support, sustainment and technical services. Technical Services consolidates multiple programs in logistics operations from the Electronics, Integrated Systems, Mission Systems and Information Technology segments.

In addition the company has categorized its seven reporting segments into four businesses. The results of the Mission Systems, Information Technology and Technical Services segments are aggregated as Information & Services. The results of the Integrated Systems and Space Technology segments are aggregated as Aerospace, and the Electronic Systems segment is now reported as Electronics. The Newport News and Ship Systems sectors continue to be reported as Ships.

The company has also revised its reporting of intercompany margin recognition and elimination for the company’s operating segments. In order to provide a more relevant depiction of the management and performance of its businesses, operating margin for each of the company’s segments will include margin on intersegment sales. Schedule 4 provides a reconciliation of the new reporting format with past financial reports. Schedule 2 provides a summary of the financial results for the four businesses and the seven reporting segments that comprise them. The operating information shown below excludes intersegment eliminations shown in Schedule 2.

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	4

Information & Services

	First Quarter ($ Millions)
	Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
Mission Systems	$1,264	$117	9.3%	$1,254	$93	7.4%
Information Technology	1,057	75	7.1%	1,034	76	7.4%
Technical Services	275	13	4.7%	274	12	4.4%

	$2,596	$205	7.9%	$2,562	$181	7.1%

Information & Services sales increased $34 million, or 1 percent, during the first quarter of 2006 due to higher sales in Mission Systems and Information Technology. The increase in sales at Mission Systems includes higher volume on Command, Control & Intelligence Systems programs, which was partially offset by lower volume on the Intercontinental Ballistic Missile program. Higher sales in Information Technology include higher volume on Defense, Civilian Agencies, and Intelligence programs. These increases were partially offset by lower Commercial, State & Local sales, primarily due to a $53 million sales decline in the reseller business. In the first quarter of 2006, the company announced the exit of the reseller business, which it expects to complete by the end of 2006.

Information & Services first quarter 2006 operating margin increased 13 percent, primarily due to improved performance in Missile Systems and Command, Control & Intelligence Systems programs in the Mission Systems segment.

Aerospace

	First Quarter ($ Millions)
	Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
Integrated Systems	$1,437	$149	10.4%	$1,287	$142	11.0%
Space Technology	855	71	8.3%	863	67	7.8%

	$2,292	$220	9.6%	$2,150	$209	9.7%

First quarter 2006 Aerospace sales increased 7 percent from the first quarter of 2005 reflecting a 12 percent increase in Integrated Systems sales and slightly lower sales in Space Technology. Higher volume on the F/A-18, F-35, E-2C Advanced Hawkeye, and E-2 Post Multi-Year Procurement programs contributed to the increase in Integrated Systems revenue. Space Technology sales decreased 1 percent due to lower sales in Missile & Space Defense, Civil Space and Software Defined Radios programs, which were partially offset by higher sales in Satellite Communications programs.

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	5

Aerospace first quarter 2006 operating margin increased 5 percent from the first quarter of 2005 due to higher volume at Integrated Systems and improved performance at Space Technology.

Electronics

First Quarter ($ Millions)
Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
$1,509	$177	11.7%	$1,547	$162	10.5%

Electronics first quarter 2006 sales decreased 2 percent from the first quarter of 2005 primarily due to lower sales in Aerospace Systems and Navigation Systems. In Aerospace Systems, F-16 Block 60 program sales declined as deliveries progressed, and Navigation Systems sales were impacted by the divestiture of Teldix in 2005. These declines were partially offset by higher sales in Government Systems programs.

Electronics first quarter 2006 operating margin increased 9 percent from the first quarter of 2005 due to improved performance in Defensive Systems and Aerospace Systems programs.

Ships

First Quarter ($ Millions)
Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
$1,133	$68	6.0%	$1,514	$107	7.1%

Ships first quarter 2006 sales decreased 25 percent from the first quarter of 2005 due to lower volume on the DD(X) program, as well as lower volume due to hurricane-related work delays on the LPD, LHD, DDG, and Coast Guard Deepwater programs. Results for Aircraft Carrier and Submarine programs were comparable to prior year results.

Ships operating margin decreased 36 percent from the first quarter of 2005, and reflects lower DD(X) volume and lower volume and reduced margin rates for the LPD, LHD, DDG, and Coast Guard Deepwater programs as a result of hurricane-related cost growth and work delays.

First Quarter 2006 Highlights

•	The National Nuclear Security Administration awarded a Northrop Grumman-led joint venture a five-year, $2.5 billion contract for the management and operation of its Nevada Test Site.

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	6

•	The San Diego County Board of Supervisors awarded Northrop Grumman a seven-year contract, valued at approximately $600 million, to manage the county’s information technology and telecommunications services.

•	The U.S. Navy awarded Northrop Grumman a contract for work to support the Los Angeles, Ohio, Seawolf and Virginia-class submarines. The total estimated value of the contract is approximately $248 million through 2008.

•	The U.S. Air Force awarded Northrop Grumman a $225 million, 27-month contract to continue the full-rate production phase of the Intercontinental Ballistic Missile Propulsion Replacement Program (PRP), the fifth of seven full-rate production options under the nine-year PRP contract. The PRP contract began in 1999, and is valued at $1.9 billion over the ten-year period.

•	The U.S. Navy exercised a $93.8 million contract modification option to Northrop Grumman for detail design and the procurement of long-lead-time material on the LHA 6 amphibious assault ship program. This is the first option exercised on the initial contract, awarded in July 2005. With this option, the total contract value has increased to $203.7 million.

•	The Defense Advanced Research Projects Agency (DARPA) selected Northrop Grumman to design the first-ever supersonic flying wing aircraft that can vary the sweep of its wing for the most efficient flight performance.

•	Northrop Grumman was selected for Phase 3 of the Joint High Power Solid-State Laser program to develop “military-grade,” solid-state laser technology expected to pave the way for the U.S. military to incorporate high-energy laser systems across all services, including ships, manned and unmanned aircraft, and ground vehicles.

•	Two RQ-8A Fire Scout unmanned aerial vehicles (UAVs) completed nine autonomous shipboard landings on board USS Nashville (LPD 13) off the coast of Naval Air Station Patuxent River, Md. This test marked the first time a U.S. Navy UAV had performed vertical landings on a moving ship without a pilot controlling the aircraft.

•	The U.S. Air Force deployed the first two production RQ-4A Global Hawk unmanned aerial vehicles, designed and built by Northrop Grumman, to theater.

•	The Aegis guided missile destroyer USS Forrest Sherman (DDG 98) was commissioned at Naval Air Station Pensacola, Fla.

•	Northrop Grumman executed a $750 million accelerated share repurchase agreement with Credit Suisse, New York Branch, under which the company repurchased approximately 11.6 million shares of Northrop Grumman common stock.

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	7

•	Northrop Grumman established a new sector, Northrop Grumman Technical Services, and elected James L. Cameron corporate vice president and president of the new sector.

•	Retired U.S. Air Force Gen. Richard B. Myers, former chairman of the Joint Chiefs of Staff, was elected to Northrop Grumman’s board of directors. Northrop Grumman’s board now totals 12 members, 11 of whom are non-employee directors.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 125,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Northrop Grumman will webcast its earnings conference call at noon EDT on Apr. 25, 2006. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation and appeals; hurricane recoveries; environmental remediation; divestitures of businesses; successful reduction of debt; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.

The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government

Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports First Quarter 2006 Results	8

customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including recent hurricanes affecting the Company’s Gulf Coast shipyards and the associated risks underlying the Company’s assumptions regarding achieving expected learning-curve progress, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.

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Northrop Grumman Corporation • 1840 Century Park • East Los Angeles, CA 90067

www.northropgrumman.com

SCHEDULE 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	FIRST QUARTER
	2006	2005
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$12,321	$7,841
Total sales	7,184	7,453
Total operating margin	595	595
Income from continuing operations	357	398
Net income	358	409
Diluted earnings per share from continuing operations	1.02	1.08
Diluted earnings per share	1.02	1.11
Net cash (used in) provided by operating activities	(115)	263

	MAR 31, 2006	DEC 31, 2005
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$373	$1,605
Accounts receivable, net	4,144	3,656
Inventoried costs, net	1,294	1,174
Property, plant, and equipment, net	4,404	4,404
Total debt	4,714	5,145
Net debt (2)	4,341	3,540
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	16,619	16,828
Total assets	33,517	34,214
Net debt to capitalization ratio (3)	20%	16%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Total debt less cash and cash equivalents.
(3)	Net debt divided by the sum of shareholders’ equity and total debt.

SCHEDULE 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	FIRST QUARTER
	2006	2005(1)
Sales
Information & Services
Mission Systems	$1,264	$1,254
Information Technology	1,057	1,034
Technical Services	275	274

Total Information & Services	2,596	2,562
Aerospace
Integrated Systems	1,437	1,287
Space Technology	855	863

Total Aerospace	2,292	2,150
Electronics	1,509	1,547
Ships	1,133	1,514
Other		11
Intersegment Eliminations	(346)	(331)

	$7,184	$7,453

Operating margin
Information & Services
Mission Systems	117	93
Information Technology	75	76
Technical Services	13	12

Total Information & Services	205	181
Aerospace
Integrated Systems	149	142
Space Technology	71	67

Total Aerospace	220	209
Electronics	177	162
Ships	68	107
Other		(1)
Intersegment Eliminations	(26)	(20)

Total segment operating margin (2)	644	638
Reconciliation to operating margin
Unallocated expenses	(35)	(27)
Net pension expense adjustment	(10)	(11)
Reversal of royalty income included above	(4)	(5)

Operating margin	595	595
Interest income	13	14
Interest expense	(90)	(95)
Other, net	(1)	82

Income from continuing operations before income taxes	517	596
Federal and foreign income taxes	160	198

Income from continuing operations	357	398
Discontinued operations, net of tax	1	11

Net income	$358	$409

Weighted average diluted shares outstanding, in millions	350.8	367.0
Diluted earnings per share
Continuing operations	$1.02	$1.08
Discontinued operations		.03

Diluted earnings per share	$1.02	$1.11

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.

The net pension expense adjustment reflects the excess pension expense determined in accordance with accounting principles generally accepted in the United States of America over the pension expense included in the segments’ cost of sales to the extent that these costs are currently recognized under U.S. Government Cost Accounting Standards.

SCHEDULE 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS(1) FIRST QUARTER		FUNDED BACKLOG(2) March 31,
	2006	2005 (3)	2006	2005 (3)
Information & Services
Mission Systems	$1,728	$1,229	$2,940	$3,034
Information Technology	1,278	1,103	2,631	2,280
Technical Services	451	270	552	495

Total Information & Services	3,457	2,602	6,123	5,809
Aerospace
Integrated Systems	2,735	1,926	5,043	5,314
Space Technology	1,641	873	1,785	1,759

Total Aerospace	4,376	2,799	6,828	7,073
Electronics	1,846	1,670	6,694	6,899
Ships	3,054	1,166	8,050	8,817
Other	(5)	13		30
Intersegment Eliminations	(407)	(409)	(531)	(677)

Total	$12,321	$7,841	$27,164	$27,951

	TOTAL BACKLOG, March 31, 2006
	FUNDED	UNFUNDED(4)	TOTAL BACKLOG
Information & Services
Mission Systems	$2,940	$7,706	$10,646
Information Technology	2,631	2,326	4,957
Technical Services	552	868	1,420

Total Information & Services	6,123	10,900	17,023
Aerospace
Integrated Systems	5,043	6,408	11,451
Space Technology	1,785	8,668	10,453

Total Aerospace	6,828	15,076	21,904
Electronics	6,694	1,803	8,497
Ships	8,050	3,065	11,115
Intersegment Eliminations	(531)		(531)

Total	$27,164	$30,844	$58,008

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.
(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.
(3)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.
(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

SCHEDULE 4

NORTHROP GRUMMAN CORPORATION

REALIGNED SEGMENT OPERATING RESULTS

($ in millions)

(unaudited)

	AS REPORTED 2005					REALIGNED 2005
	Three Months Ended				Total Year	Three Months Ended				Total Year
	Mar 31	Jun 30	Sep 30	Dec 31		Mar 31	Jun 30	Sep 30	Dec 31
SALES
Information & Services
Mission Systems	$1,305	$1,320	$1,405	$1,332	$5,362	$1,254	$1,271	$1,356	$1,279	$5,160
Information Technology	1,229	1,331	1,311	1,383	5,254	1,034	1,127	1,110	1,194	4,465
Technical Services						274	286	276	267	1,103

Total Information & Services	2,534	2,651	2,716	2,715	10,616	2,562	2,684	2,742	2,740	10,728
Aerospace
Integrated Systems	1,299	1,404	1,426	1,483	5,612	1,287	1,391	1,417	1,474	5,569
Space Technology	863	875	842	815	3,395	863	875	842	815	3,395

Total Aerospace	2,162	2,279	2,268	2,298	9,007	2,150	2,266	2,259	2,289	8,964
Electronics	1,543	1,765	1,594	1,740	6,642	1,547	1,769	1,595	1,743	6,654
Ships	1,514	1,587	1,222	1,463	5,786	1,514	1,587	1,222	1,463	5,786
Other	11	11	9	11	42	11	11	9	11	42
Intersegment Eliminations	(311)	(331)	(363)	(367)	(1,372)	(331)	(355)	(381)	(386)	(1,453)

Total Sales	$7,453	$7,962	$7,446	$7,860	$30,721	$7,453	$7,962	$7,446	$7,860	$30,721

SEGMENT OPERATING MARGIN
Information & Services
Mission Systems	$91	$99	$100	$91	$381	$93	$99	$101	$94	$387
Information Technology	85	89	93	88	355	76	77	81	79	313
Technical Services						12	14	17	17	60

Total Information & Services	176	188	193	179	736	181	190	199	190	760
Aerospace
Integrated Systems	136	108	112	118	474	142	117	120	126	505
Space Technology	62	69	67	57	255	67	74	72	61	274

Total Aerospace	198	177	179	175	729	209	191	192	187	779
Electronics	161	198	182	169	710	162	199	182	169	712
Ships	104	101	(68)	104	241	107	102	(65)	105	249
Other	(1)	(5)	(5)	(6)	(17)	(1)	(5)	(5)	(6)	(17)
Intersegment Eliminations						(20)	(18)	(22)	(24)	(84)

Total Segment Operating Margin (1)	$638	$659	$481	$621	$2,399	$638	$659	$481	$621	$2,399

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.